Exhibit 99.1

FOR IMMEDIATE RELEASE

DATE:	February 6, 2017
CONTACT:	Jon Kranov
President and Chief Executive Officer
PHONE:	(815) 433-2525

OTTAWA BANCORP, INC.

Announces 2016 Results

Ottawa, Illinois – February 6, 2017 - Ottawa Bancorp, Inc. (the “Company”) (Nasdaq CM: OTTW), the holding company for Ottawa Savings Bank FSB (the “Bank”), announced net income of $1.3 million, or $0.43 per basic common share and $0.42 per diluted common share for the year ended December 31, 2016, compared to net income of $771,000, or $0.27 per basic and diluted common share, for the year ended December 31, 2015.

Comparison of Results of Operations for the Years Ended December 31, 2016 and December 31, 2015

Net income for the year ended December 31, 2016 increased $490,000, or 63.6%, to $1.3 million compared to net income of $771,000 for the year ended December 31, 2015. The increase was primarily attributed to the increase in net interest income after provision for loan losses of $223,000, a $240,000 increase in total other income and a reduction of $382,000 in other expenses. These favorable variances were partially offset by an increase of $354,000 in income tax expense.

Net interest income increased by $395,000 or 5.5% to $7.6 million for the year ended December 31, 2016, from $7.2 million for the year ended December 31, 2015. Interest and dividend income increased $344,000 or 4.3%, primarily due to an increase in the average balances of interest-earning assets of $9.4 million, offset by a decrease in the yield on interest-earning assets from 4.08% to 4.06% due to changes in the mix of the portfolio. The increase in net interest income also included a $51,000, or 5.6%, decrease in interest expense. The average cost of funds declined four basis points, from 0.53% to 0.49%, or 7.6%, for the year ended December 31, 2016 compared to the year ended December 31, 2015, due to changes in the mix of lower costing deposit products and certificates of deposit. Additionally, the average balance of interest-bearing liabilities increased by $1.8 million, or 1.0%. The net interest margin increased during the year ended December 31, 2016 to 3.65% compared to 3.62% for the year ended December 31, 2015, primarily as a result of the decrease in the average cost of interest-bearing liabilities outpacing the decline in yield on interest-earning assets as higher costing certificates of deposits and Federal Home Loan Bank advances become a smaller portion of the liability funding base.

We recorded a provision for loan losses of $443,000 for the year ended December 31, 2016 compared to a $270,000 provision for the year ended December 31, 2015. The increase in the provision for loans losses was primarily a function of an increase in the balances of all loan categories, with purchased auto loans doubling since 2015 and higher specific reserves required on several properties that management determined will more than likely be foreclosed upon over next 24 months. Net charge-offs in 2016 were $419,000 compared to $361,000 in 2015. The allowance for loan losses was $2.2 million or 1.35% of total loans at December 31, 2016 compared to $2.2 million, or 1.56%, at December 31, 2015.

Non-interest income increased $240,000, or 15.9%, to $1.7 million for the year ended December 31, 2016, from $1.5 million for the year ended December 31, 2015. The increase was primarily due to a $282,000 increase in gain on sale of loans, an increase of $52,000 in origination of mortgage servicing rights, net of amortization, and an increase of $41,000 in loan origination and servicing income. These increases were partially offset by a decrease of $40,000 in gains on sale of other real estate owned, and a decrease of $29,000 in gains on sale of securities.

Non-interest expense decreased $382,000, or 5.2%, to $7.0 million for the year ended December 31, 2016 from $7.4 million for the year ended December 31, 2015.  The decrease was primarily due to a $893,000 decrease in data processing expense. Additionally, deposit insurance premiums decreased by $66,000, valuation adjustments and expenses on foreclosed real estate declined by $67,000 and legal and professional services declined by $45,000. Offsetting these decreases, salaries and employee benefits increased by $599,000 due to the addition of mortgage loan originators and support staff to support the growth in mortgage processing. Additionally, loan expense increased by $98,000 due to the increase in loan originations, and other expenses increased by $72,000.

We recorded income tax expense of $600,000 and $246,000 for the years ended December 31, 2016 and 2015, respectively.

Comparison of Financial Condition at December 31, 2016 and December 31, 2015:

Total consolidated assets as of December 31, 2016 were $230.2 million, an increase of $16.6 million, or 7.8%, from $213.6 million at December 31, 2015.  The increase was primarily due to increases in the loan portfolio of $20.5 million. This increase was partially offset by a decrease in securities available-for-sale of $2.4 million, $1.2 million in cash and cash equivalents, $0.6 million in non-marketable equity securities and $0.3 million in other real estate owned.

Cash and cash equivalents decreased $1.2 million, or 16.7%, to $5.9 million at December 31, 2016 from $7.1 million at December 31, 2015. The decrease in cash and cash equivalents was primarily a result of cash used in investing activities of $19.0 million exceeding cash provided by financing activities of $15.3 million and cash provided by operating activities of $2.5 million. The cash used in investing activities included a net increase in loans of $21.2 million and the purchase of $7.2 million in securities, offset by the security sales, maturities and pay-downs of $8.4 million. The cash provided by financing activities included proceeds from the stock offering, net of expenses, of $22.3 million, and FHLB advances of $10.0 million, offset by FHLB advance repayments of $11.0 million, a net increase in deposits of $4.1 million and the purchase of $1.9 million in ESOP shares.

Securities available-for-sale decreased $2.4 million, or 5.2%, to $44.6 million at December 31, 2016 from $47.0 million at December 31, 2015.  The decrease was primarily due to sales and maturities of $2.0 million and pay-downs of $6.4 million, exceeding new securities purchases of $7.2 million and the unrealized gain on securities available for sale decreasing by $606,000 due to the increase in market interest rates.

Net loans increased by $20.5 million to $160.6 million at December 31, 2016 compared to $140.1 million at December 31, 2015 as a result of a $4.6 million increase in one-to-four family loans, a $1.2 million increase in multifamily loans, a $4.6 million increase in commercial loans, a $2.4 million increase in commercial real estate and nonresidential loans, a $6.5 million increase in the purchased auto portfolio and a $1.2 million increase in consumer loans.

Foreclosed real estate owned decreased $280,000 to $33,000 at December 31, 2016 from $313,000 at December 31, 2015. The decrease was primarily due to the sale of 11 properties with proceeds of approximately $490,000 during 2016, offset by an increase as a result of three properties valued at approximately $235,000 acquired through or in lieu of foreclosure.

Total deposits decreased $4.2 million, or 2.4%, to $172.5 million at December 31, 2016 from $176.7 million at December 31, 2015. Certificates of deposit decreased $6.5 million, or 7.4%, to $81.2 million at December 31, 2016 from $87.7 million at December 31, 2015. Savings increased by $1.3 million and checking/money market accounts increased by $1.0 million during the same period. The decrease in certificates of deposit and the increase in savings and checking/money market accounts is due to management’s continued efforts to strategically price interest rates to position the Bank for rising interest rates and customers seeking non-term products as they wait for a better rate environment.

FHLB of Chicago advances decreased $1.0 million, or 58.3%, to $1.1 million at December 31, 2016 from $2.1 million at December 31, 2015. The Company made principal payments of $11.0 million and took new advances of $10.0 million during 2016.

Total stockholders’ equity increased $21.3 million or 69.3% to $52.0 million at December 31, 2016 from $30.7 million at December 31, 2015. The increase resulted primarily from the proceeds of the second-step offering to raise capital during the fourth quarter of 2016, in addition to net income of $1.3 million.

Annual Meeting of Stockholders

The Company also announced that its annual meeting of stockholders will be held on Wednesday, May 17, 2017.

About Ottawa Bancorp, Inc.

Ottawa Bancorp, Inc. is the holding company for Ottawa Savings Bank, FSB which provides various financial services to individual and corporate customers in the United States. The Bank offers various deposit accounts, including checking, money market, regular savings, club savings, certificates of deposit, and various retirement accounts. Its loan portfolio includes one-to-four family residential mortgage, multi-family and non-residential real estate, commercial, and construction loans as well as auto loans and home equity lines of credit. Ottawa Savings Bank, FSB was founded in 1871 and is headquartered in Ottawa, Illinois. For more information about the Company and the Bank, please visit www.ottawasavings.com.

Safe-Harbor

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will,” “expected,” “believe,” and “prospects,” involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions. Ottawa Bancorp, Inc. undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Balance Sheets
December 31, 2016 and 2015 (Unaudited)

	2016	2015
Assets
Cash and due from banks	$3,916,559	$2,096,966
Interest bearing deposits	2,030,090	5,038,753
Total cash and cash equivalents	5,946,649	7,135,719
Time deposits	250,000	250,000
Federal funds sold	1,690,000	1,604,000
Securities available for sale	44,560,680	46,984,907
Non-marketable equity securities	753,321	1,358,121
Loans, net of allowance for loan losses of $2,247,449 and $2,224,006 at December 31, 2016 and 2015, respectively	160,586,129	140,110,201
Loans held for sale	305,072	-
Premises and equipment, net	6,843,906	7,058,047
Accrued interest receivable	785,484	775,641
Foreclosed real estate	33,000	313,368
Deferred tax assets	2,410,230	2,725,354
Cash value of life insurance	2,245,578	2,195,424
Goodwill	649,869	649,869
Core deposit intangible	359,000	451,000
Other assets	2,742,466	1,951,700
Total assets	$230,161,384	$213,563,351
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$9,974,536	$10,325,832
Interest bearing	162,572,485	166,409,076
Total deposits	172,547,021	176,734,908
Accrued interest payable	224	394
FHLB advances	1,121,153	2,139,117
Other liabilities	3,748,953	3,600,655
Total liabilities	177,417,351	182,475,074
Commitments and contingencies (Note 15)
Redeemable common stock held by ESOP plan	753,705	376,543
Stockholders' Equity
Common stock, $.01 par value, 12,000,000 shares authorized; 3,467,402 and 3,001,055 shares issued at December 31, 2016 and 2015, respectively	34,674	30,010
Additional paid-in-capital	37,117,311	15,845,341
Retained earnings	17,455,472	16,194,374
Unallocated ESOP shares	(1,932,648)	(203,504)
Unearned management recognition plan shares	-	(3,751)
Accumulated other comprehensive income	69,224	437,925
	52,744,033	32,300,395
Less:
Treasury stock, at cost; 0 and 106,932 shares at December 31, 2016 and 2015, respectively	-	(1,212,118)
Maximum cash obligation related to ESOP shares	(753,705)	(376,543)
Total stockholders' equity	51,990,328	30,711,734
Total liabilities and stockholders' equity	$230,161,384	$213,563,351

Ottawa Bancorp, Inc. & Subsidiary
Consolidated Statements of Operations
Years Ended December 31, 2016 and 2015 (Unaudited)

	2016	2015
Interest and dividend income:
Interest and fees on loans	$7,291,931	$6,857,351
Securities:
Residential mortgage-backed and related securities	545,450	630,654
State and municipal securities	537,981	567,562
Dividends on non-marketable equity securities	11,453	8,436
Interest-bearing deposits	36,170	14,494
Total interest and dividend income	8,422,985	8,078,497
Interest expense:
Deposits	820,316	864,815
Borrowings	36,127	42,236
Total interest expense	856,443	907,051
Net interest income	7,566,542	7,171,446
Provision for loan losses	442,500	270,178
Net interest income after provision for loan losses	7,124,042	6,901,268
Other income:
Gain on sale of securities	8,418	37,475
Gain on sale of loans	509,440	227,337
Gain on sale of OREO	188,207	227,907
Gain on sale of repossessed assets	10,641	10,650
Loan origination and servicing income	364,142	323,618
Origination of mortgage servicing rights, net of amortization	65,616	14,108
Customer service fees	441,890	448,963
Income on bank owned life insurance	50,154	47,381
Other	110,013	171,470
Total other income	1,748,521	1,508,909
Other expenses:
Salaries and employee benefits	3,681,189	3,082,430
Directors fees	163,200	163,016
Occupancy	636,809	656,560
Deposit insurance premium	113,151	179,417
Legal and professional services	308,938	353,651
Data processing	529,665	1,423,119
Loss on sale of securities	3,261	33,149
Loan expense	446,963	349,306
Valuation adjustments and expenses on foreclosed real estate	104,569	171,739
Loss on sale of OREO	4,716	23,176
Loss on sale of repossessed assets	4,876	15,814
Other	1,014,334	942,033
Total other expenses	7,011,671	7,393,410
Income before income tax expense	1,860,892	1,016,767
Income tax expense	599,794	245,805
Net income	$1,261,098	$770,962
Basic earnings per share	$0.43	$0.27
Diluted earnings per share	$0.42	$0.27

Ottawa Bancorp, Inc. & Subsidiary
Selected Financial Data and Ratios
Years Ended December 31, 2016, 2015 and 2014 (Unaudited)

	At December 31,
	2016	2015	2014
	(In Thousands, except per share data)
Financial Condition Data:
Total Assets	$230,161	$213,563	$221,725
Loans, net (1)	160,586	140,110	142,502
Securities available for sale	44,561	46,985	52,772
Deposits	172,547	176,735	182,233
Stockholders' Equity	51,990	30,712	29,708
Book Value per common share	$14.99	$10.61	$10.26

	Years Ended December 31,
	2016	2015	2014
	(In Thousands, except per share data)
Operations Data:
Total interest and dividend income	$8,423	$8,078	$6,595
Total interest expense	856	907	953
Net interest income	7,567	7,171	5,642
Provision for loan losses	443	270	901
Other income	1,749	1,509	878
Other expense	7,012	7,393	4,467
Income tax expense (benefit)	600	246	348
Net income (loss)	$1,261	$771	$804
Basic earnings (loss) per share	$0.43	$0.27	$0.39
Diluted earnings (loss) per share	$0.42	$0.27	$0.38

	At or for the Years Ended
	December 31,
	2016	2015	2014
Performance Ratios:
Return on average assets	0.56%	0.35%	0.49%
Return on average stockholders' equity	3.43	2.56	3.62
Average stockholders' equity to average assets	16.38	13.83	13.41
Stockholders' equity to total assets at end of period	22.59	14.38	13.40
Net interest rate spread (1)	3.57	3.55	3.68
Net interest margin (2)	3.65	3.62	3.75
Average interest-earning assets to average interest-bearing liabilities	119.12	114.85	111.18
Other expense to average assets	3.12	3.23	2.55
Efficiency ratio (3)	75.27	84.17	68.51
Dividend payout ratio	-	-	-

	At or for the Years Ended
	December 31,
	2016	2015	2014
Regulatory Capital Ratios: (4)
Total risk-based capital (to risk-weighted assets)	26.76%	22.36%	20.28%
Tier 1 core capital (to risk-weighted assets)	25.51	21.10	19.03
Common equity Tier 1 (to risk-weighted assets)	25.51	21.10	N/A
Tier 1 leverage (to adjusted total assets)	16.84	13.18	11.59
Asset Quality Ratios:
Net charge-offs (recoveries) to average gross loans outstanding	0.27	0.25	1.30
Allowance for loan losses to gross loans outstanding	1.35	1.56	1.59
Non-performing loans to gross loans (5)	3.00	3.55	4.15
Non-performing assets to total assets (5)	2.18	2.52	2.86
Other Data:
Number of full-service offices	3	3	3

(1) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of funds on average interest-bearing liabilities.

(2) Represents net interest income as a percent of average interest-earning assets.

(3) Represents other noninterest expenses divided by the sum of net interest income and noninterest income.

(4) Ratios are for Ottawa Savings Bank.

(5) Nonperforming loans and assets include accruing loans past due 90 days or more.